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                                                                    EXHIBIT 99.1

                                 March 6, 1998




AmeriSource Health Corporation
300 Chester Field Parkway
Malvern, Pennsylvania  19355
Attn:  Teresa T. Ciccotelli, Esq.

Ladies and Gentlemen:

         Reference is made to the Agreement and Plan of Merger by and among McKesson Corporation, Patriot Acquisition Corp. and AmeriSource Health Corporation dated as of September 22, 1997, as amended (the "Merger Agreement"). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

         This letter is to confirm our agreement as to the following:

         The first sentence of Section 7.2(c) of the Merger Agreement shall be amended to read, in its entirety, as follows:

                 "The right to terminate this Agreement pursuant to Section 7.1(k) shall either be exercised or waived at 5:00 p.m. (New York time) on March 18, 1998 (the "Exchange Date") (provided that the HSR Authority shall not have advised Parent or AmeriSource prior to such time that it has decided not to institute litigation or that it intends to dismiss existing litigation, in which case there shall be no right to terminate pursuant to Section 7.1(k)) by simultaneous exchanges by representatives of Parent and AmeriSource of their respective notices of exercise or waiver, as applicable, on the Exchange Date (it being understood that the failure of any party to deliver such notice on the Exchange Date shall be deemed to be a waiver of such party's termination rights pursuant to Section 7.1(k))."

         Except as specifically modified by this letter agreement, the parties hereto acknowledge that the Merger Agreement shall remain binding upon them, and all provisions of the Merger Agreement shall remain in full force and effect. This letter agreement may be executed in identical counterpart copies, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. This letter agreement, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original and shall be considered to have the same binding effect as if it were the original signed version thereof delivered
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in person.  Except as expressly provided herein, the execution, delivery and effectiveness of this letter agreement shall not operate as a waiver of any right, power or remedy by the parties hereto, nor shall it constitute a waiver of any provision in the Merger Agreement.

         If the foregoing accurately reflects your understanding, please sign this letter agreement and the enclosed copy and return one of them to us whereupon this letter agreement will constitute a binding agreement between you and us.

                                         Sincerely yours,

                                         McKESSON CORPORATION


                                         By:  /s/ Ivan D. Meyerson
                                             ----------------------------
                                               Name:  Ivan D. Meyerson
                                               Title:  Vice President


                                         PATRIOT ACQUISITION CORP.


                                         By:   /s/ Ivan D. Meyerson
                                               --------------------------------
                                               Name:  Ivan D. Meyerson
                                               Title:  Executive Vice President


Agreed to and accepted as of
the date first above written:

AMERISOURCE HEALTH CORPORATION


By:    /s/ Teresa T. Ciccotelli
       ----------------------------------
Name:  Teresa T. Ciccotelli
Title:  Vice President

cc:    G. Daniel O'Donnell, Esq.





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